Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

THIRD AMENDMENT
TO
JOINT VENTURE AGREEMENT

THIS THIRD AMENDMENT TO JOINT VENTURE AGREEMENT (this “Third Amendment”) is made and entered into by and between Baker Hughes Holdings LLC, f/k/a Baker Hughes, a GE company, LLC (“BH”) and C3.ai, Inc., f/k/a C3 IoT, Inc. (“C3.ai”) for the purposes of amending that certain Joint Venture Agreement between BH and C3.ai, effective June 6, 2019 (the “JV Agreement”), as previously amended by the First Amendment to Joint Venture Agreement, last dated September 26, 2019 (the “First Amendment”) and by the Second Amendment to Joint Venture Agreement, last dated June 1, 2020 (the “Second Amendment”), BH and C3.ai may be collectively referred to herein as the “Parties.”

With respect to the JV Agreement, BH and C3.ai hereby agree to the following:
1.This Third Amendment is conditioned upon, and will only become effective upon, execution by both Parties of the Third Amendment to the original May 1, 2019 Order Form between the Parties (“OF Third Amendment”).

2.The Parties acknowledge and agree that upon execution of this Third Amendment and the OF Third Amendment, BH shall have secured the Minimum Annual Revenue Commitment Amount for Year 3 and C3.ai shall pay to BH a sales commission equal to $16,000,000 for Year 3 no later than April 30, 2022.

3.Article 1 of the JV Agreement, entitled “Certain Definitions,” is hereby amended to include the following additional definitions:

1.70    “Year 6” shall mean the period starting May 1, 2024 and ending on April 30, 2025.

4.Effective May 1, 2022, Section 1.45 of the JV Agreement, entitled “Minimum Annual Revenue Commitment,” shall be deleted and replaced with the following:

“RESERVED”

5.Section 3.2 of the JV Agreement, entitled “Resources,” shall be deleted and replaced with the following:

(a)BH Sales Personnel. BH will maintain an adequate team of direct sales personnel to originate and help close commercial opportunities for C3 Offerings. The Parties will use the quarterly governance meeting as set forth in Section 7.1 below to review the appropriate BH staffing requirements. If the Parties fail to reach agreement on BH staffing requirements at the quarterly governance meeting, the BH staffing requirements shall remain at the prior quarter’s levels.

(b)C3.ai FDE Personnel. C3.ai will maintain an adequate team of forward deployed engineering personnel (pre-sales) (“FDE”) that will assist BH sales team with customer visits, meetings, demonstrations, and sales calls. The Parties will use the quarterly governance meeting as set forth in Section 7.1 below to review the appropriate C3.ai FDE to BH direct sales full-time equivalents. If the Parties fail to reach agreement on C3.ai staffing requirements at the quarterly governance meeting, the C3.ai staffing requirements shall remain at the prior quarter’s levels.

6.C3.ai Training. At the request of BHGE, C3.ai will provide annual sales training and annual train-the-trainer services to up to sixty (60) BH sales personnel at no charge, except reasonable T&E expenses, if applicable, and will certify BH personnel to provide implementation and training to Customers. In addition, C3 will invite third party system integrators recommended by BH from time-to-time to participate in C3 AI’s standard Alliance program at no charge to BH.

7.Section 4.1 of the JV Agreement is hereby deleted and replaced with the following:

4.1. Marketing Plan and MDF. The Parties agree to work together to develop within ninety (90) days of the Effective Date, a joint go-to-market plan (“Marketing Plan”) to promote and market the C3 Offerings in the BH Field, subject to applicable antitrust and competition law. The Parties will also establish a joint market development fund (“MDF”) to support the activities agreed under the Marketing Plan. Each Party agrees to contribute a minimum of [***] per contract year during the Term (“MDF Contribution”) to the MDF. The MDF will be used for cooperative marketing and promotion of the C3 Offerings within the BHGE Field. The Parties agree to conduct quarterly meetings to review the allocation of the MDF during the subsequent quarter. The initial such meeting shall be held within ninety (90) days of the Effective Date in connection with the development of the joint go-to-market plan pursuant to this Section 4.1. Notwithstanding any other term of this Agreement, MDF Contributions shall not constitute Revenue hereunder.

In addition, commencing November 1, 2021, until the end of the Term, C3.ai will contribute up to an additional [***] to reimburse BH on an as-requested basis for business development or other sales and marketing expenses incurred in the BH Field (the “Business Development Funds”); provided that requests for Business Development Funds from BH may not exceed $[***] in any quarter without C3.ai’s consent.

8.Effective May 1, 2022, Sections 5.1, 5.2 and 5.3 of the JV Agreement shall be deleted and replaced with the following:

“RESERVED”

9.Section 6.1 of the JV Agreement, entitled “C3 Applications Development” is hereby deleted and replaced with the following:

6.1. C3 Applications Development. C3.ai shall use commercially reasonable efforts to develop and maintain the C3 Applications for Oil and Gas listed in Exhibit E, and the Parties shall otherwise comply with their respective obligations set forth in Exhibit E. C3.ai warrants that, during the Initial Term, C3.ai shall perform the development efforts set forth in Exhibit E in a professional and workmanlike manner in conformance with generally accepted industry standards. For any breach of a warranty above, BH’s remedies shall include, without limitation to other appropriate remedies, re-performance within a reasonable period of time of any such development efforts that fail to conform to the foregoing warranty.

10.Section 7.1 of the JV Agreement, entitled “Project Leaders” is hereby deleted and replaced with the following:

7.1 Project Leaders. Promptly upon the Effective Date, each Party will assign an executive project leader (“Project Leader(s)”) and an additional program management team to manage its internal activities and to coordinate communication between the Parties for the activities contemplated by this Agreement. Exhibit F sets forth the Project Leaders initially designated by each Party, and can be updated by either Party upon prior written notice to the other Party.

(a)Monthly meetings. Project Leaders and other members of the respective program management teams shall gather no less frequently than monthly to discuss, among other relevant matters, matters relating to the activities conducted under this Agreement and the relationship of the Parties, including, but not limited to the following: (a) any shortfalls for the development or maintenance of the C3 Applications for Oil and Gas as set forth in Section 6.1; (b) staffing requirements for BHGE’s sales team as set forth in Section 3.2(a) and for C3.ai’s FDEs as set forth in Section 3.2(b); (c) product roadmaps; (d) Customer satisfaction reviews; (e) reviews of Customer delivery capacity; and (f) reviews of C3 Revenue and related booking projections, (g) C3 performance against commercial proposal SLAs. The Parties will promptly identify any additional program management team members as needed and include them in such monthly meetings, as appropriate.

(b)Quarterly Business Review meetings. Project Leaders will meet with management from BH and C3.ai no less than quarterly to discuss matters related to the performance of each Party under this Agreement, including but not limited to measuring progress against key performance indicators (“KPIs”) to be determined by the Project Leaders as part of the quarterly business review meetings. Potential KPIs and agreed annual targets will be determined by the Project Leaders no later than April 30, 2022, and shall include, but not be limited to, the following (subject to agreement by the Project Leaders):

a.Customer acquisition and revenue growth annual plans in the BH Field.
b.Customer retention.
c.Trial conversion success in BH Field
d.Customer satisfaction NPS in BH Field.

In the event the agreed KPIs are underperforming, C3.ai and BH will work together in good faith to identify possible root causes for underperformance and timely prepare an action plan, which shall include, but not be limited to, the following (subject to agreement by the Project Leaders):

(i)Reprioritizing product roadmap to address product / technology gaps impacting adoption.
(ii)Offering additional training / certification for end customers to address adoption challenges.
(iii)Targeted get-well plans for at risk customers.
(iv)Investment in extended trial support to address trial shortcomings for C3 AI delivered trials.

11.Section 8.4 of the JV Agreement, entitled “BH Technology License” is hereby deleted and replaced with the following:

8.4 BH Technology License & Feedback.

(a) BH Technology License. BH may determine that it is in the best interests of both Parties for BH to make available to C3.ai (with C3.ai’s advance consent) certain technology (including software or machine learning models) in which BH owns the Intellectual Property Rights and expressly identifies it in writing as “BH Provided Technology – Subject to the JVA License” (“BH Provided Technology”) applicable to the BH Field in order to accelerate or improve the achievement of the objectives of this Agreement to effect the digital transformation in the BH Field. Prior to making any BH Provided Technology available to C3 AI, BH will obtain C3 AI’s advance agreement to receive such BH Provided Technology. If BH makes available to C3.ai any such BH Provided Technology and C3.ai accepts receipt of such BH Provided Technology, then BH hereby grants to C3.ai a limited, non-transferable, non-sublicensable, non-exclusive, worldwide right to copy, use, modify, and distribute the BH Provided Technology, if any, solely to the extent necessary for C3.ai to satisfy C3.ai’s development obligations set forth in Section 6.1. If BH makes available to C3.ai any such BH Provided Technology, C3.ai accepts receipt of such BH Provided Technology, and C3.ai subsequently wishes to use, modify or distribute the BH Provided Technology for any use or purpose outside of the above limited license (e.g., outside the BH Field), the Parties may separately negotiate an assignment or a license to such BH Provided Technology; provided that neither Party shall have any obligation to enter into any such assignment or license. For clarity, the terms of the paragraph, including any such license granted hereunder, shall be retroactive to June 6, 2019.

(b) License to Use Feedback. BH grants to C3.ai and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, sub-licensable, royalty-free license, without restriction, to use in any manner and incorporate into C3.ai’s and/or C3.ai’s Affiliates’ products or services, any suggestion, enhancement request, recommendation, correction or other feedback provided by BH or its Affiliates concerning C3.ai’s or C3.ai’s Affiliates’ current or future products or services (“Feedback”).  Feedback shall not include BH Technology.

12.The first sentence of Section 9.2, entitled “Non-Use and Nondisclosure” is hereby deleted and replaced with the following: “Each Party shall maintain the Confidential Information of the other Party in trust and confidence, including using at least those measures it uses to protect its own valuable confidential information, and shall not disclose to any third party or use any Confidential Information of the other Party for any unauthorized purpose.”

13.Section 12.1 of the JV Agreement, entitled “Term” is hereby deleted and replaced with the following:

12.1    Term. This Agreement shall commence on the Effective Date and unless earlier terminated as set forth below, shall remain in full force and effect until April 30, 2025 (the “Initial Term”). The Parties shall negotiate in good faith the renewal(s) of this Agreement for additional three (3) year term(s) a minimum of six (6) months prior to the expiration of the immediately preceding term; provided that, for the avoidance of doubt, any such renewal(s) may or may not include minimum payment obligations (subject to the mutual agreement of the Parties during such negotiations) (each renewal term, if any mutually agreed, shall be referred to as the “Renewal Term,” and together with the Initial Term, the “Term”).

For clarity, all references in the JV Agreement to the defined terms “Initial Term,” “Referral Term,” and “Term” shall now refer to the above language.

14. Effective May 1, 2022, Sections 12.3(a)(iii) shall be deleted and replaced with the following:

“RESERVED”

15.Effective May 1, 2022, Section 12.3(a)(iv) shall be deleted and replaced with the following:

Notwithstanding Section 5.1(a) in the event of any termination of this Agreement by BH pursuant to Sections 12.2, 13.9, or 13.10, BH shall have no further obligation to pay to C3 any amounts unpaid under this Agreement, the original May 1, 2019 Order Form (as amended) between the Parties, and the October 30, 2020 Order Form #3 between the Parties (as amended).

16.Effective May 1, 2022, Exhibit B-1 to the JV Agreement shall be deleted and replaced with the following:

“RESERVED”

17.Section 1 of Exhibit D-2 to the JV Agreement is hereby deleted and replaced with the following:

1.Resale.

1.1Subject to the terms of this Section 1 of this Exhibit D-2, all C3 Offerings must be distributed subject to the terms of an agreement between BH or its Affiliate and the Customer that contains provisions no less protective of C3.ai and the C3 Offerings than those of the Trial MSSA or MSSA, as applicable. The Parties will develop a mutually agreeable process in good faith to obtain each Customer’s acceptance of each such agreement. BH or its applicable Affiliate will promptly notify C3.ai in writing if it becomes aware of any suspected or actual breach of any such agreement that is applicable to C3.ai and/or the C3 Offerings, and will cooperate with C3.ai with respect to any investigation by C3.ai of any such suspected or actual breach thereof. Changes to the Trial MSSA or MSSA (as applicable) terms and conditions included in any such agreement are subject to C3.ai’s approval. C3.ai shall consider in good faith any such changes requested by a Customer or BH or its Affiliate (including, if applicable, entering into an agreement based on BH’s, its Affiliate’s or the prospective Customer’s form). C3.ai will not unreasonably withhold such approval to the extent such changes are not inconsistent, when the applicable transaction is considered as a whole, with C3.ai’s past practice. If requested, C3.ai shall facilitate negotiations of an agreement with a Customer. C3.ai’s obligations with regard to the C3 Offerings will be limited to the extent agreed in advance in writing by C3.ai.

1.2Weekly Document Review

Representatives from sales leadership and sales operations from each Party shall meet on a weekly basis (unless otherwise agreed) to discuss deal progress, deal alignment and deal deliverables. The Parties shall agree to a set of qualification documents and BH shall provide C3 AI with such qualification documents for any potential deals in advance of the weekly sales meeting. The Parties shall agree at such weekly sales meeting, among other things, to categorize each deal as Type 1, Type 2 or Type 3 pursuant to Table 1 below. [***] In the event C3 fails to respond timely to a Type 3 pricing or proposal request, the matter shall be immediately escalated to the Project Leaders for resolution and the Parties will work cooperatively and in good faith to promptly resolve such issue.

Table 1:

Type 1	Type 2	Type 3
[***]	[***]	[***]

2.Section 2.2 of Exhibit D-2 to the JV Agreement is hereby deleted and replaced with the following:

Prices for C3 Offerings ordered by BH or its applicable Affiliate under this Agreement for resale to Customers and payable to C3.ai by BH or such applicable Affiliate (the “C3.ai Reseller Price”) shall be as follows:

[***]

BH’s or such applicable Affiliate’s payments to C3.ai of the C3.ai Reseller Price is not contingent on BH’s or such applicable Affiliate’s collection from Customers except where BH’s collection is contingent on a milestone, KPI or other contingency (with respect to Specified Offerings only). BH and its Affiliates may request a discount to the C3 Price List from time-to-time with respect to prospective Customers. [***]

3.Exhibit E to the JV Agreement, entitled “Development,” is hereby deleted and replaced in its entirety by the restated Exhibit E, attached hereto as Exhibit B.

4.Exhibit F to the JV Agreement, entitled “Alliance Management,” is hereby deleted and replaced in its entirety by the restated Exhibit F, attached hereto as Exhibit C.

5.Except as expressly provided herein, the terms and conditions of the JV Agreement are unaltered and remain in full force and effect.

6.This Third Amendment shall be interpreted and construed, and the legal relationships created hereby shall be construed in accordance with the laws of the State of Delaware (USA), without regard to its conflicts of law principles. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded. In the event that any dispute, claim or controversy arising out of or relating to this Third Amendment or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Third Amendment to mediation or arbitration, exists after the process set forth in Section 7 of the JV Agreement has been completed, the Parties shall refer the dispute, claim or controversy to proceedings under the International Chamber of Commerce (ICC) Mediation Rules (the “Rules of Mediation”), to be conducted in San Francisco, California. If any such dispute has not been settled pursuant to the Rules of Mediation within sixty (60) days following the filing of a request for mediation, such dispute, claim or controversy shall thereafter be determined pursuant to the Rules of Arbitration of the International Chamber of Commerce (the “Rules of Arbitration”) by three arbitrators appointed in accordance with the Rules of Arbitration, which arbitration shall be held in San Francisco, California. Judgement on the award may be entered in the Federal and state courts located in San Francisco, California. This paragraph shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each of the Parties hereby consents to service of process by registered mail, return receipt requested, at such Party’s address. All offers, promises, and conduct, whether oral or written, made in the course of the issue resolution pursuant to Section 7 of the JV Agreement by the Parties or their agents are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

In Witness Whereof, each of the Parties hereto has duly executed this Third Amendment to the JV Agreement as of the last date set forth below.

C3.ai, Inc. (f/k/a C3 IoT, Inc.)            Baker Hughes Holdings LLC
                            (f/k/a Baker Hughes, a GE company, LLC)

/s/ Richard J. Lutton, Jr.         /s/ Dan Brennan
Signature                        Signature

Richard J. Lutton, Jr.        Dan Brennan
Name                            Name

SVP and General Counsel        VP, Operations
Title                            Title

October 31, 2021        October 31, 2021
Date                            Date

EXHIBIT A

RESTATED EXHIBIT E

EXHIBIT E

Development
1.    Development Roadmap
1.1. C3.ai will use commercially reasonable efforts to develop and maintain the C3 ReliabilityTM for Oil and Gas pursuant to the Product Statement of Direction attached as Appendix E-1 hereto; provided that, at BH’s request and upon mutual agreement (not to be unreasonably withheld, conditioned or delayed), the Parties may swap out one or more features for features of a comparable scope, prior to the start of a product specification of a feature.
1.2. C3.ai will use commercially reasonable efforts to develop and maintain the C3 Production OptimizationTM for Oil and Gas pursuant to the Product Statement of Direction attached as Appendix E-2 hereto; provided that, at BH’s request and upon mutual agreement (not to be unreasonably withheld, conditioned or delayed), the Parties may swap out one or more features for features of a comparable scope, prior to the start of a product specification of a feature.
1.3. In addition, by April 30, 2021, C3.ai will deliver [***] new features to be agreed no later than February 28, 2020, as part of a joint roadmap planning session. Each new feature shall be comparable in scope to a feature agreed prior to April 30, 2020.
1.4. By April 30, 2022, C3.ai will deliver [***] new features to be agreed no later than February 28, 2021, as part of a joint roadmap planning session. Each new feature shall be comparable in scope to a feature agreed prior to April 30, 2020.
1.5. By April 30, 2023, C3.ai will deliver [***] new features to be agreed no later than February 28, 2022, as part of a joint roadmap planning session. Each new feature shall be comparable in scope to a feature agreed prior to April 30, 2020.
1.6. By April 30, 2024, C3.ai will deliver [***] new features to be agreed no later than February 28, 2023, as part of a joint roadmap planning session. Each new feature shall be comparable in scope to a feature agreed prior to April 30, 2020.
1.7. By April 30, 2025, C3.ai will deliver [***] new features to be agreed no later than February 28, 2024, as part of a joint roadmap planning session. Each new feature shall be comparable in scope to a feature agreed prior to April 30, 2020.
1.8. C3.ai and BH will meet and prioritize a joint roadmap every 3 months during the Initial Term, to prioritize the features for subsequent releases of these software products. This meeting will include the executive sponsors, product, customer service, and sales leadership. C3 Product Manager shall define the functional and non-functional requirements for C3 features driven by BHC3 Go To Market priorities or customer feedback. Baker Hughes “product owner” shall define the functional and non-functional requirements for C3 features driven by BH Digital Priorities. Baker Hughes product owner and the C3 Product Manager shall jointly review functional and non-functional requirements to reach a shared understanding of the feature requirements.
1.9. C3.ai will train and enable BH (and potentially other) domain experts to provide high-end domain analytic services to Customers. These analytics should periodically be reviewed for potential generalization and future product roadmap.
2. Delivery and Governance
2.1 Each new feature described in Sections 1.3 to 1.7 above shall only be considered delivered upon completion of all requirements set forth in the applicable feature requirements (as determined in accordance with Section 1.8 above), including, without limitation, the provisioning of all UAT Tasks (as that term is defined below) and correction of all non-compliant (in the reasonable determination of the Parties) items identified in a mutually agreed UAT (as that term is defined below). Within 5 days of receipt of any new feature, BH will notify C3.ai in writing if BH reasonably determines that such new feature fails to meet the requirements set forth in the feature specification, and upon receipt of such notice, C3.ai will use commercially reasonable efforts to correct the same within a reasonable period of time as specified by the Parties.
Notwithstanding the foregoing, the new feature will be considered delivered while C3.ai corrects any non-compliant items under the applicable UAT, provided that no such corrections are Significant Issues (as defined below).
“Significant Issues” means P0 and P1 Defect Levels, as set forth in the table below:

Defect Level	Defect Definition
P0	Critical – Application does not start and no workaround.
P1	Significant – unavoidable errors in an application causing significant loss of functionality with no workaround
“UAT Tasks” shall mean and include the following:
•Creation and provision of a technical specification document that summarizes the features, UI, data, and machine-learning pipelines used to configure the application or demo (where applicable), including specifications for:
•Implementation of canonical data model modifications to handle the new datasets.
•Loading of data (and whether applicable data sets are historical and incremental anonymized, representative, and/or Customer data).
•Configuration of the BHC3 Application to present the in-scope data through the User Interface.
•Tuned machine-learning models, as needed, using the in-scope data.

•Creation of a jointly agreed upon System, Integration and User Acceptance Test (“UAT”) test plan for the feature, including documenting the test plan, test cases, data used to execute the test cases, timelines, and user acceptance testing procedure by BH of the feature to ensure compliance with the UAT test plan. The UAT test plan may be further modified with agreement between both Parties. Any items of noncompliance against the UAT test plan will be logged as a defect, of which Significant Issues must be resolved before the feature is considered completed.

•Develop feature documentation and training content.
2.2 Product Marketing.

C3 AI shall update (and with respect to new products, develop and deliver) product collateral and demos (in a C3 AI-hosted environment) within 3 months of feature release, including but not limited to:
a.    Product sales presentation
b.    Product eBook
c.    Product FAQ
d.    Product explainer video/web-friendly demo video
e.    Product-focused blogs/technical editorials
f.    Competitive analysis
g.    Customer case studies, once deployed at end customer
h.    Product data sheets
i.    Product web copy

2.3 Governance. To review progress being made and to ensure tight alignment, BH will review the status and deliverables with respect to each new feature with key C3.ai leaders in workshops and steering committee meetings on a weekly basis. If BH raises a concern (email is sufficient) about C3.ai’s performance, the Parties shall work cooperatively and in good faith to promptly resolve the issue after receipt of written notice thereof.
3. Professional Services
3.1. C3.ai will manage a C3.ai professional services and data science team and/or with third-party partners to collaboratively deliver use-cases as set forth in statement(s) of work with Customer(s). A use-case can be a custom development project or an implementation of an existing product or early feature development.
3.2. C3.ai will work with system integrators and other relevant partners to provide service capabilities in the appropriate locations to create custom workflows and use cases for Customers. These custom workflows and use cases should periodically be reviewed with BH for potential generalization and incorporation into the C3.ai product roadmap.